Exhibit 12.1 - Calculation of ratio of earnings to fixed charges

                                                  1997       1998       1999       2000        2001
                                                  ----       ----       ----       ----        ----
Earnings (loss) before income tax provision..  $  8,380   $  3,036   $ (5,890)   $(22,217)   $(10,609)

Add:
   Portion of rent attributable to interest..       478        717      1,648       2,561       2,117
   Interest excluding capitalized interest...     4,304      4,866     12,171      12,403      11,846
   Amortization of deferred financing costs..       180        210      2,768         540         528
                                               ------------------------------------------------------

Earnings (loss) as adjusted .................  $ 13,342   $  8,829   $ 10,697    $ (6,713)   $  3,882
                                               ======================================================

Fixed Charges
   Portion of rent attributable to interest..       478        717      1,648       2,561       2,117
   Interest including capitalized interest...     4,304      4,866     12,597      12,403      11,846
   Amortization of deferred financing costs..       180        210      2,768         540         528
                                               ------------------------------------------------------

Fixed Charges ...............................  $  4,962   $  5,793   $ 17,013    $ 15,504    $ 14,491
                                               ======================================================

Ratio of earnings to fixed charges ..........      2.7x       1.5x         --          --          --


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